Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
GSE Systems, Inc.

We consent to the incorporation by reference in the registration statements No. 333-138702 and No. 333-150249 on Form S-8 and registration statements No. 333-161121, No. 333-147537, No. 333-144623, No. 333-143199, and No. 333-134569 on Form S-3 of GSE Systems, Inc. of our reports dated March 11, 2010, with respect to the consolidated balance sheets of GSE Systems, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K/A of GSE Systems, Inc.

/s/ KPMG LLP

Baltimore, Maryland
June 30, 2010